Exhibit 99.3

Hibernia Corporation

Offer to Exchange

$100,000,000 5.35% Exchange Subordinated Notes due May 1, 2014

which have been registered under the Securities Act of 1933

for any and all of its outstanding

5.35% Initial Subordinated Notes due May 1, 2014

                    , 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith an offer by Hibernia Corporation (the “Company”) to exchange the Company’s 5.35% Exchange Subordinated Notes due May 1, 2014 (the “Exchange Subordinated Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of the Company’s outstanding 5.35% Initial Subordinated Notes due May 1, 2014 (the “Initial Subordinated Notes”), upon the terms and subject to the conditions set forth in the accompanying Prospectus, dated June     , 2004 (as the same may be amended and supplemented from time to time, the “Prospectus”), and related Letter of Transmittal (which together with the Prospectus constitutes the “Exchange Offer”). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of April 26, 2004 among the Company and Credit Suisse First Boston LLC, Keefe, Bruyette & Woods, Inc. and Hibernia Southcoast Capital, Inc., as initial purchasers.

The Exchange Offer provides a procedure for holders to tender the Initial Subordinated Notes by means of guaranteed delivery.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                 , 2004, unless extended (the “Expiration Date”). Tendered Initial Subordinated Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, if such Initial Subordinated Notes have not previously been accepted for exchange pursuant to the Exchange Offer.

Based on interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) as set forth in certain interpretative letters addressed to unrelated third parties in other transactions, Exchange Subordinated Notes issued pursuant to the Exchange Offer in exchange for Initial Subordinated Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act or a “broker” or “dealer” registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Subordinated Notes are acquired in the ordinary course of such holder’s business, such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Subordinated Notes and such holder is not acting on behalf of any person who violates the foregoing provisions. See “Shearman & Sterling,” SEC No-Action Letter (available July 2, 1993), “Morgan Stanley & Co., Inc.,” SEC No-Action Letter (available June 5, 1991), and “Exxon Capital Holding Corporation,” SEC No-Action Letter (available May 13, 1988). Accordingly, each broker-dealer that receives pursuant to the Exchange Offer Exchange Subordinated Notes for its own account in exchange for Initial Subordinated Notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a Prospectus in connection with any resale of those Exchange Subordinated Notes.

The Exchange Offer is not conditioned on any minimum aggregate principal amount of Initial Subordinated Notes being tendered, except that Initial Subordinated Notes may be tendered only in an aggregate principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange any Exchange Subordinated Notes for, any Initial Subordinated Notes and may terminate the Exchange Offer (whether or not any Initial Subordinated Notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under “The Exchange Offer—Conditions to the Exchange Offer” have occurred or exist or have not been satisfied.

We are requesting that you contact your clients for whom you hold Initial Subordinated Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Initial Subordinated Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1. A Prospectus, dated June     , 2004.

2. A Letter of Transmittal for your use and for the information of your clients.

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the procedure for book-entry transfer cannot be completed on a timely basis, if certificates for Initial Subordinated Notes are not immediately available or if time will not permit all required documents to reach The Bank of New York Trust Company, N.A., the exchange agent for the Exchange Offer (the “Exchange Agent”), prior to 5:00 p.m., New York City time, on the Expiration Date.

4. A printed form of letter which may be sent to your clients for whose accounts you hold Initial Subordinated Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 of the Internal Revenue Service (included in the Letter of Transmittal after the instructions thereto).

We urge you to contact your clients as promptly as possible.

The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Initial Subordinated Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Initial Subordinated Notes to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

To participate in the Exchange Offer, certificates for Initial Subordinated Notes, or a timely confirmation of a book-entry transfer of such Initial Subordinated Notes into the Exchange Agent’s account at The Depositary Trust Company, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Letter of Transmittal and the Prospectus.

If holders of the Initial Subordinated Notes wish to tender, but it is impracticable for them to forward their Initial Subordinated Notes prior to 5:00 p.m., New York City time, on the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures” and the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at the following telephone number: (904) 998-4718.

Very truly yours, Hibernia Corporation

By:

Nothing contained herein or in the enclosed documents shall constitute you as the agent of the Company, the Exchange Agent or any other person, or authorize you or any other person to use any document or make any statement on behalf of them in connection with the Exchange Offer other than the documents enclosed herewith and the statements contained therein.

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